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                                                                    Exhibit 99.1

                                   JAGfn.com
                226 West 26th Street, Studio D o New York, NY 10001
                    Tel: (646) 205-8300 o Fax: (646) 205-8315

For Immediate Release:
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Contacts:
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Stephen Schoepfer, EVP, COO
JAGfn.com
(646) 205-8300
sschoeufer@_iagfn.com
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                 JAGfn.com Announces Sale of Webcast Subsidiary

NEW YORK-February 2, 2001--JagNotes.com Inc. (OTC BB: JNOT) announced today that it has sold the Company's interest in its broadband subsidiary, JAGfn Broadband LLC, to CALP II Limited Partnership. The Company received approximately $1,500,000, $1,000,000 of which was paid in cash at closing and $500,000 of which was paid by a short-term promissory note. The Company was also relieved of its obligations under $4,550,000 outstanding principal amount of its convertible debentures.

"I am pleased that with this sale JagNotes will be put in a position to continue its original subscription-based Internet financial news reporting service featuring the JagNotes early morning report, the Rumor Room and timely market commentary," said Gary Valinoti, President. "This sale relieves the Company of the financial strain of launching a broadband business in the current economic environment."

The Company reported that the recent fall-off in media demand which had adversely affected a broad range of communication companies including traditional print, television and cable, had hit ecommerce companies particularly hard. In light of the steep decline in advertising revenues across the industry, the Company thought it prudent to reduce its reliance on such revenues by divesting its advertiser-supported broadband efforts and refocusing on its subscription-based Internet business.

The Company noted that at its recent share prices the continued use of its equity credit line, which has been terminated, and conversion of its convertible debt, most of which has been assumed by its divested operations, would have resulted in an unacceptable dilution of its current shareholder base.



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JagNotes.com is a leading global provider of Internet-based equity research and financial news that provides its subscribers with a variety of diversified research and news products, including JagNotes, the company's flagship early morning consolidated research product.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forwardlooking statements, with words such as "anticipate," "believe," "expect," 'future, " "may, " "will, " "should, " "plan, " "projected, " "intend, " and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.